UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

Appliance Recycling Centers of America, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-19621	41-1454591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7400 Excelsior Blvd., Minneapolis, MN	55426-4517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 930-9000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On February 9, 2015, Appliance Recycling Centers of America, Inc. (the “Company”) entered into an employment agreement with Jeffery P. Ostapeic, Chief Financial Officer of the Company and amended and restated the July 22, 2013 employment agreement with Mark Eisenschenk, Chief Executive Officer. Mr. Ostapeic’s agreement provides for a three-year term ending January 31, 2018. Mr. Eisenschenk’s agreement provides for a term ending July 31, 2016, the expiration date of his July 22, 2013 employment agreement. Each agreement provides that it may be terminated earlier by either the Company or the Employee.

Employment Agreements

Under their respective employment agreements, Mr. Ostapeic’s current base salary is $180,000 and Mr. Eisenschenk’s current base salary is $185,000. The employment agreements also provide for, among other things, participation in stock-based benefit plans and fringe benefit programs applicable to Mr. Ostapeic and Mr. Eisenschenk.

Each of the employment agreements provides the Employee with a severance benefit in an amount up to twelve (12) months base salary in the event the Company terminates his employment without Cause (as defined in each employment agreement). The cash severance benefit would be paid in accordance with the Company’s regular payroll practices, and would continue for a period of twelve (12) months following the date of termination or until the Employee enters into an employment, consulting or other business arrangement or relationship with another employer, whichever date is earlier.

If a Change of Control (as defined in each employment agreement) occurs during the term of the employment agreement and the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, the agreements provide for a cash severance benefit in the form of (i) a lump sum cash payment equal to one (1) times the Employee’s annual base salary, payable within 60 days after the date of termination, and (ii) continuation of the Employee’s base salary for a period of twelve (12) months following the date of termination or until the Employee enters into an employment, consulting or other business arrangement or relationship with another employer, whichever date is earlier. In addition, all unvested stock options to purchase capital stock of the Company held by the Employee shall immediately vest in full and shall be exercisable by the Employee for a period of 90 days after the date of termination. The agreements also provide that the Employee is entitled to receive all benefits payable to the Employee under any of the Company’s pension, life insurance, medical, health , disability, deferred compensation or savings plans in which the employee was participating immediately prior to the change in control.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Amended and Restated Employment Agreement dated February 9, 2015, between Mark Eisenschenk and the Company.
10.2	Employment Agreement dated February 9, 2015, between Jeffery Ostapeic and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2015	Appliance Recycling Centers of America, Inc.

By:	/s/ Mark G. Eisenschenk
Mark G. Eisenschenk Chief Executive Officer

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